Exhibit 99.1

CONTACT:	Investor Relations
404-715-2170

Corporate Communications
404-715-2554, media@delta.com

Delta Announces September Quarter Profit

ATLANTA, Oct. 24, 2012 – Delta Air Lines (NYSE:DAL) today reported financial results for the September 2012 quarter. Key points include:

•	Delta’s net income, excluding special items[1], for the September 2012 quarter was $768 million, or $0.90 per diluted share.

•	Delta’s September 2012 quarter GAAP net income was $1.0 billion, or $1.23 per diluted share, including mark-to-market gains on open fuel hedges and other special items.

•	Delta’s unit revenues were up 3 percent for the quarter and the company has produced a unit revenue premium to the industry for eighteen consecutive months.

•	Results included $174 million in profit sharing expense, for a total of $309 million year to date, in recognition of Delta employees’ efforts toward the company’s financial targets. In addition, Delta people have received $67 million in Shared Rewards in 2012 for hitting the company’s operational and customer service targets.

•	Delta ended the September 2012 quarter with $5.1 billion in unrestricted liquidity and adjusted net debt of $11.9 billion.

“Delta’s strong September quarter results combined with industry-leading operations and customer service reflect an improved industry structure and our consistent investment in the business; we will continue on this path as we progress into 2013,” said Richard Anderson, Delta’s chief executive officer. “With a more stable financial foundation, we have moved our focus beyond short-term profit gains to positioning ourselves for long-term margin expansion, sustained profitability and shareholder returns. I want to thank Delta employees worldwide for their dedication and determination as we continue the hard work of building a better airline.”

Revenue Environment

Delta’s operating revenue grew $107 million, or 1 percent, on 1.5 percent lower capacity in the September 2012 quarter compared to the September 2011 quarter. Load factor for the quarter increased 0.3 points year over year to 86.4 percent.

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•	Passenger revenue increased 1 percent, or $124 million, compared to the prior year period. Passenger unit revenue (PRASM) increased 3 percent, driven by a 3 percent improvement in yield.

•	Cargo revenue decreased 5 percent, or $14 million, with lower cargo yields partially offset by higher volumes.

•	Other revenue decreased $3 million as lower third-party maintenance revenues were partially offset by higher codeshare revenue.

Comparisons of revenue-related statistics are as follows:

		Increase (Decrease) 3Q12 versus 3Q11
Passenger Revenue	3Q12 ($M)	Change YOY	Unit Revenue	Yield	Capacity
Domestic	$3,690	4%	3%	4%	1%
Atlantic	1,751	(2)%	3%	2%	(5)%
Pacific	1,108	5%	6%	3%	(1)%
Latin America	468	3%	-%	(3)%	3%
Total mainline	7,017	2%	3%	3%	(1)%
Regional	1,675	(2)%	6%	6%	(8)%
Consolidated	$8,692	1%	3%	3%	(2)%

“Our solid revenue performance reflects the benefits of capacity discipline, strong operational performance and the investments we have made in our products and service,” said Ed Bastian, Delta’s president.  “We expect our revenue performance to benefit from our continued capacity discipline and further corporate travel gains and we are forecasting our October unit revenues to increase 4 – 5% year over year.”

Fuel

Excluding mark-to-market adjustments, Delta’s average fuel price2 was $3.14 per gallon for the September quarter, which includes 3 cents per gallon in settled losses from its fuel hedging program. On a GAAP basis, which includes $440 million of mark-to-market gains on out of period hedges, the company’s average fuel price was $2.71 per gallon.

During the September quarter, jet fuel production began at Delta’s wholly-owned Trainer Refinery and the company expects the plant to be fully operational in the December quarter. For the December quarter, Delta expects Trainer’s production to generate a contribution of breakeven to $25 million.

Non-Fuel Cost Performance

Consolidated unit cost (CASM3), excluding fuel expense, profit sharing and special items, was 5.6 percent higher in the September 2012 quarter on a year-over-year basis, driven by the impact of capacity reductions, higher maintenance expense, wage increases and service investments. GAAP consolidated CASM decreased 2 percent primarily due to mark-to-market gains on open fuel hedges.

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“With consistent investment in the business, our non-fuel costs have grown in the past few quarters and we expect that trend to continue into the first half of next year,” said Paul Jacobson, Delta’s chief financial officer. “However, we are in the process of implementing a $1 billion program of structural initiatives that we anticipate will generate significant savings in the second half of 2013, while maintaining the high quality product, network and operation we have built.”

Cash Flow and Liquidity

As of September 30, 2012, Delta had $5.1 billion in unrestricted liquidity, including $3.2 billion in cash and short-term investments and $1.9 billion in undrawn revolving credit facilities.

Operating cash flow during the September 2012 quarter was $545 million, driven by the company’s profitability, which was offset by the normal seasonal decline in advance ticket sales. Free cash flow for the September 2012 quarter was $120 million.

Capital expenditures during the quarter were $425 million, including $275 million for fleet, including advance payments for 737-900ERs, induction costs for MD-90s and interior modifications to Delta’s international fleet.

During the September quarter, Delta paid $270 million in net debt maturities and capital lease obligations. At September 30, the company’s adjusted net debt was $11.9 billion, a reduction of $5 billion since the end of 2009.

Subsequent to the end of the quarter, Delta refinanced $1.7 billion in debt and undrawn revolving credit facilities secured by the company’s Pacific routes and slots. As a result of this transaction, the company has maintained its revolving credit capacity and lowered the interest rate. Delta expects the transaction will generate more than $30 million in annual interest expense savings.

December 2012 Quarter Guidance

Delta’s projections for the December 2012 quarter are below.

4Q 2012 Forecast

Average fuel price, including taxes and settled hedges	$ 3.15 - $3.20
Operating margin	4 - 6%
Capital expenditures	$450 - 550 million
Total liquidity at end of period	$ 5.2 billion

4Q 2012 Forecast (compared to 4Q 2011)

Consolidated unit costs – excluding fuel expense and profit sharing	Up 5 - 7%
System capacity	Down 1 – 3%
Domestic	Down 1 – 3%
International	Down 2 – 4%

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Special Items

Delta recorded special items totaling a $279 million gain in the September 2012 quarter, including:

•	a $440 million gain on mark-to-market adjustments on fuel hedges settling in future periods;
•	a $39 million gain associated with the exchange of slots at New York-LaGuardia and Washington-Reagan National;
•	a $12 million loss on extinguishment of debt;
•	a $66 million charge for severance and related costs; and
•	a $122 million charge for facilities, fleet and other, including charges resulting from the closure of Comair.

Delta recorded special items totaling a $216 million charge in the September 2011 quarter, primarily related to mark to market adjustments for open fuel hedges.

Other Matters

Included with this press release are Delta’s unaudited Consolidated Statements of Operations for the three and nine months ended Sept. 30, 2012 and 2011; a statistical summary for those periods; selected balance sheet data as of Sept. 30, 2012 and Dec. 31, 2011; and a reconciliation of certain non-GAAP financial measures.

About Delta

Delta Air Lines serves more than 160 million customers each year. During the past year, Delta was named domestic “Airline of the Year” by the readers of Travel Weekly magazine, was named the “Top Tech-Friendly U.S. Airline” by PCWorld magazine for its innovation in technology and won the Business Travel News Annual Airline Survey. With an industry-leading global network, Delta and the Delta Connection carriers offer service to nearly 350 destinations in 65 countries on six continents. Headquartered in Atlanta, Delta employs 80,000 employees worldwide and operates a mainline fleet of more than 700 aircraft. A founding member of the SkyTeam global alliance, Delta participates in the industry’s leading trans-Atlantic joint venture with Air France-KLM and Alitalia. Including its worldwide alliance partners, Delta offers customers more than 13,000 daily flights, with hubs in Amsterdam, Atlanta, Cincinnati, Detroit, Memphis, Minneapolis-St. Paul, New York-LaGuardia, New York-JFK, Paris-Charles de Gaulle, Salt Lake City and Tokyo-Narita. The airline’s service includes the SkyMiles frequent flier program, a world-class airline loyalty program; the award-winning BusinessElite service; and more than 50 Delta Sky Clubs in airports worldwide. Delta is investing more than $3 billion through 2013 in airport facilities and global products, services and technology to enhance the customer experience in the air and on the ground. Customers can check in for flights, print boarding passes, check bags and review flight status at delta.com.

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End Notes

(1) Note A to the attached Consolidated Statements of Operations provides a reconciliation of non-GAAP financial measures used in this release and provides the reasons management uses those measures.

(2) Average fuel price per gallon: Delta's September 2012 quarter average fuel price of $3.14 per gallon reflects the consolidated cost per gallon for mainline and regional operations, including contract carrier operations, and includes the impact of fuel hedge contracts with original maturity dates in the September 2012 quarter.  Settled hedge losses for the quarter were $26 million, or 3 cents per gallon.  On a GAAP basis, fuel price includes $440 million in fuel hedge mark-to-market adjustments recorded in periods other than the settlement period.

(3) CASM - Ex: Delta excludes from consolidated unit cost ancillary businesses which are not related to the generation of a seat mile, including aircraft maintenance and staffing services which Delta provides to third parties and Delta's vacation wholesale operations (MLT). The amounts excluded were $214 million and $232 million for the September 2012 quarter and September 2011 quarter, respectively.

Forward-looking Statements

Statements in this press release that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections or strategies for the future, may be "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.  All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections and strategies reflected in or suggested by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the cost of aircraft fuel; the impact of posting collateral in connection with our fuel hedge contracts; the impact of significant funding obligations with respect to defined benefit pension plans; risks related to operation of an oil refinery; the impact that our indebtedness may have on our financial and operating activities and our ability to incur additional debt; the restrictions that financial covenants in our financing agreements will have on our financial and business operations; labor issues; interruptions or disruptions in service at one of our hub airports; our increasing dependence on technology in our operations; the ability of our credit card processors to take significant holdbacks in certain circumstances; the possible effects of accidents involving our aircraft; the effects of weather, natural disasters and seasonality on our business; the effects of an extended disruption in services provided by third party regional carriers; our ability to retain management and key employees; competitive conditions in the airline industry; the effects of the rapid spread of contagious illnesses; and the effects of terrorist attacks.

Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2011 and our Form 10-Q for the quarter ended June 30, 2012.  Caution should be taken not to place undue reliance on our forward-looking statements, which represent our views only as of Oct. 24, 2012, and which we have no current intention to update.

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DELTA AIR LINES, INC.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended Sept. 30,				Nine Months Ended Sept. 30,
(in millions, except per share data)	2012	2011	$ Change	% Change	2012	2011	$ Change	% Change
Operating Revenue:
Passenger:
Mainline	$7,017	$6,852	$165	2%	$19,323	$18,186	$1,137	6%
Regional carriers	1,675	1,716	(41)	(2)%	5,046	4,848	198	4%
Total passenger revenue	8,692	8,568	124	1%	24,369	23,034	1,335	6%
Cargo	243	257	(14)	(5)%	749	771	(22)	(3)%
Other	988	991	(3)	–%	2,950	2,911	39	1%
Total operating revenue	9,923	9,816	107	1%	28,068	26,716	1,352	5%

Operating Expense:
Aircraft fuel and related taxes	2,221	2,881	(660)	(23)%	7,759	7,710	49	1%
Salaries and related costs	1,850	1,717	133	8%	5,438	5,183	255	5%
Contract carrier arrangements(1)	1,447	1,432	15	1%	4,238	4,142	96	2%
Aircraft maintenance materials and outside repairs	493	428	65	15%	1,602	1,398	204	15%
Passenger commissions and other selling expenses	440	480	(40)	(8)%	1,213	1,289	(76)	(6)%
Contracted services	402	419	(17)	(4)%	1,177	1,259	(82)	(7)%
Depreciation and amortization	392	384	8	2%	1,166	1,141	25	2%
Landing fees and other rents	360	342	18	5%	1,012	975	37	4%
Passenger service	201	207	(6)	(3)%	559	552	7	1%
Profit sharing	174	167	7	4%	309	175	134	NM
Aircraft rent	65	72	(7)	(10)%	208	224	(16)	(7)%
Restructuring and other items	149	3	146	NM	330	154	176	NM
Other	421	424	(3)	(1)%	1,233	1,265	(32)	(3)%
Total operating expense	8,615	8,956	(341)	(4)%	26,244	25,467	777	3%

Operating Income	1,308	860	448	52%	1,824	1,249	575	46%

Other (Expense) Income:
Interest expense, net	(195)	(229)	34	(15)%	(623)	(683)	60	(9)%
Amortization of debt discount, net	(48)	(48)	–	–%	(148)	(141)	(7)	5%
Loss on extinguishment of debt	(12)	(5)	(7)	NM	(12)	(38)	26	(68)%
Miscellaneous, net	(1)	(31)	30	(97)%	(27)	(35)	8	(23)%
Total other expense, net	(256)	(313)	57	(18)%	(810)	(897)	87	(10)%

Income Before Income Taxes	1,052	547	505	92%	1,014	352	662	NM

Income Tax (Provision) Benefit	(5)	2	(7)	NM	(11)	77	(88)	NM

Net Income	$1,047	$549	$498	91%	$1,003	$429	$574	NM
Basic Earnings Per Share	$1.24	$0.66			$1.19	$0.51
Diluted Earnings Per Share	$1.23	$0.65			$1.18	$0.51

Basic Weighted Average Shares Outstanding	846	838			845	838
Diluted Weighted Average Shares Outstanding	850	844			849	844

(1) Contract carrier arrangements expense includes $540 million and $552 million for the three months ended Sept. 30, 2012 and 2011, respectively, and $1.6 billion for each of the nine months ended Sept. 30, 2012 and 2011 for aircraft fuel and related taxes.

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DELTA AIR LINES, INC.
Selected Balance Sheet Data

(in millions)	Sept. 30, 2012	December 31, 2011
	(Unaudited)
Cash and cash equivalents	$2,274	$2,657
Short-term investments	959	958
Restricted cash, cash equivalents and short-term investments	401	305
Total assets	44,352	43,499
Total debt and capital leases, including current maturities	12,657	13,791
Total stockholders' deficit	(48)	(1,396)

DELTA AIR LINES, INC.
Statistical Summary
(Unaudited)

	Three Months Ended Sept. 30,				Nine Months Ended Sept. 30,
	2012	2011	Change		2012	2011	Change
Consolidated:
Revenue passenger miles (millions)	53,828	54,497	(1)%		147,699	147,792	–%
Available seat miles (millions)	62,283	63,262	(2)%		176,073	179,622	(2)%
Passenger mile yield (cents)	16.15	15.72	3%		16.50	15.59	6%
Passenger revenue per available seat mile (cents)	13.96	13.54	3%		13.84	12.82	8%
Operating cost per available seat mile (cents)	13.83	14.16	(2)%		14.91	14.18	5%
CASM-Ex - see Note A (cents)	8.55	8.10	6%		8.85	8.49	4%
Passenger load factor	86.4%	86.1%	0.3	pts	83.9%	82.3%	1.6	pts
Fuel gallons consumed (millions)	1,021	1,044	(2)%		2,875	2,955	(3)%
Average price per fuel gallon, adjusted - see Note A	$3.14	$3.09	2%		$3.26	$3.07	6%
Number of aircraft in fleet, end of period	725	790	(65)
Full-time equivalent employees, end of period	76,626	79,709	(4)%

Mainline:
Revenue passenger miles (millions)	47,756	47,881	–%		129,760	129,247	–%
Available seat miles (millions)	54,754	55,107	(1)%		153,441	155,967	(2)%
Operating cost per available seat mile (cents)	12.52	13.13	(5)%		13.80	13.06	6%
CASM-Ex - see Note A (cents)	7.81	7.35	6%		8.11	7.72	5%
Fuel gallons consumed (millions)	843	853	(1)%		2,348	2,406	(2)%
Average price per fuel gallon, adjusted - see Note A	$3.11	$3.05	2%		$3.25	$3.03	7%
Number of aircraft in fleet, end of period	725	716	9

Note: except for full-time equivalent employees and number of aircraft in fleet, consolidated data presented includes operations under Delta’s contract carrier arrangements.

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Note A: The following tables show reconciliations of non-GAAP financial measures. The reasons Delta uses these measures are described below.

Delta sometimes uses information ("non-GAAP financial measures") that is derived from the Consolidated Financial Statements, but that is not presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Under the U.S. Securities and Exchange Commission rules, non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The tables below show reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures.

Forward Looking Projections. Delta is unable to reconcile certain forward-looking projections to GAAP as the nature or amount of special items cannot be estimated at this time.

Special Items. Delta excludes special items because management believes the exclusion of these items is helpful to investors to evaluate the company’s recurring core operational performance in the period shown. Therefore, we adjust for these amounts to arrive at more meaningful financial measures. Special items excluded in the table below are:

(a)	Mark-to-market adjustments for fuel hedges recorded in periods other than the settlement period ("MTM adjustments"). We exclude MTM adjustments, which are based on market prices at the end of the reporting period and certain assumptions, as they are not necessarily indicative of the actual future value of the underlying hedge in the contract settlement period.

(b)	Restructuring and other items.

(c)	Loss on extinguishment of debt.

	Three Months Ended					Three Months Ended					Non-GAAP
	September 30, 2012					September 30, 2011					Change
(in millions, except per share and per gallon data)	GAAP	(a)	(b)	(c)	Non GAAP	GAAP	(a)	(b)	(c)	Non GAAP	$	%
Consolidated Statement of Operations (Unaudited):
Net income	$1,047	(440)	149	12	$768	$549	208	3	5	$765	$3	—%
Net income per diluted share	$1.23	(0.52)	0.18	0.01	$0.90	$0.65	0.25	—	0.01	$0.91	$(0.01)	(1)%
Other Information:
Consolidated average PPFG(1)	$2.71	0.43	—	—	$3.14	$3.29	(0.20)	—	—	$3.09	$0.05	2%
Mainline average PPFG(1)	$2.59	0.52	—	—	$3.11	$3.29	(0.24)	—	—	$3.05	$0.06	2%

(1) Price per fuel gallon ("PPFG")

	Nine Months Ended					Nine Months Ended					Non-GAAP
	September 30, 2012					September 30, 2011					Change
	GAAP	(a)	(b)	(c)	Non GAAP	GAAP	(a)	(b)	(c)	Non GAAP	$	%
Other Information:
Consolidated average PPFG(1)	$3.25	0.01	–	–	$3.26	$3.14	(0.07)	–	–	$3.07	$0.19	6%
Mainline average PPFG(1)	$3.24	0.01	–	–	$3.25	$3.11	(0.08)	–	–	$3.03	$0.22	7%

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Cost Per Available Seat Mile or Non-Fuel Unit Cost ("CASM"): In addition to the special items described above, we exclude the following items from consolidated and mainline CASM to determine CASM-Ex:

•	Aircraft fuel and related taxes. The volatility in fuel prices impacts the comparability of year-over-year financial performance. Management believes the exclusion of aircraft fuel and related taxes (including contract carriers under capacity purchase arrangements) allows investors to better understand and analyze our non-fuel costs and our year-over-year financial performance.

•	Ancillary businesses. Ancillary businesses are not related to the generation of a seat mile. These businesses include aircraft maintenance and staffing services we provide to third parties and our vacation wholesale operations.

•	Profit sharing. Management believes the exclusion of this item provides a more meaningful comparison of our results to the airline industry and our prior year results.

Consolidated CASM-Ex:	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
CASM (cents)	13.83	14.16	14.91	14.18
Items excluded:
Aircraft fuel and related taxes	(5.13)	(5.09)	(5.32)	(5.05)
Ancillary businesses	(0.34)	(0.38)	(0.39)	(0.34)
Profit sharing	(0.28)	(0.26)	(0.18)	(0.10)
Restructuring and other items	(0.24)	–	(0.19)	(0.09)
MTM adjustments	0.71	(0.33)	0.02	(0.11)
CASM-Ex	8.55	8.10	8.85	8.49

Mainline CASM-Ex:	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Mainline CASM (cents)	12.52	13.13	13.80	13.06
Items excluded:
Aircraft fuel and related taxes	(4.79)	(4.72)	(4.98)	(4.68)
Ancillary businesses	(0.34)	(0.38)	(0.40)	(0.35)
Profit sharing	(0.32)	(0.30)	(0.20)	(0.11)
Restructuring and other items	(0.06)	–	(0.13)	(0.08)
MTM adjustments	0.80	(0.38)	0.02	(0.12)
Mainline CASM-Ex	7.81	7.35	8.11	7.72

Adjusted Net Debt: Delta uses adjusted total debt, including aircraft rent, in addition to long-term adjusted debt and capital leases, to present estimated financial obligations. Delta reduces adjusted total debt by cash, cash equivalents, and short-term investments, resulting in adjusted net debt to present the amount of additional assets needed to satisfy the debt.

(in billions)	September 30, 2012		December 31, 2009
Debt and capital lease obligations	$12.7		$17.2
Plus: unamortized discount, net from purchase accounting and fresh start reporting	0.5		1.1
Adjusted debt and capital lease obligations		13.2		18.3
Plus: 7x last twelve months' aircraft rent		1.9		3.4
Adjusted total debt		15.1		21.7
Less: cash, cash equivalents and short-term investments		(3.2)		(4.7)
Adjusted net debt		$11.9		$17.0

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Net Cash Provided by Operations, adjusted or "Operating Cash Flow": Delta presents net cash provided by operating activities because management believes adjusting for certain items is helpful to investors to evaluate the company’s operating activities.

Three Months Ended
(in millions)	September 30, 2012
Net cash provided by operations	$463
Adjustments:
SkyMiles used pursuant to advance purchase under AMEX agreement	83
Other	(1)
Net cash provided by operations, adjusted	$545

Free Cash Flow: Delta presents free cash flow because management believes this metric is helpful to investors to evaluate the company’s ability to generate cash.

Three Months Ended
(in millions)	September 30, 2012
Net cash provided by operating activities (GAAP)	$463
Net cash used in investing activities (GAAP)	(428)
Adjustments:
SkyMiles used pursuant to advance purchase under AMEX agreement	83
Other	(2)
Total free cash flow	$116

Net Debt Maturities: Delta presents net debt payments because management believes this metric is helpful to investors to evaluate the company’s debt-related activities.

Three Months Ended
September 30, 2012
Payments on long-term debt and capital leases	$669
Issuance of long-term debt and capital leases	(480)
Adjustments:
SkyMiles used pursuant to advance purchase under AMEX agreement	83
Other	1
Net debt payments	$273

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